EXHIBIT 11
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PEOPLES BANCORP INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
-------------------------------------

(dollars in thousands, except share data)

                                     For the Three           For the Six
                                     Months Ended            Months Ended
                                       June 30,                June 30,
                                   1998        1997        1998        1997
BASIC EARNINGS PER SHARE
========================
EARNINGS:
Net income                        $2,800      $2,125      $5,176      $4,127

AVERAGE SHARES OUTSTANDING:
Weighted average Common
 Shares outstanding            5,754,541   5,174,951   5,750,750   5,171,895
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    BASIC EARNINGS PER SHARE       $0.49       $0.41       $0.90       $0.80
==============================================================================


DILUTED EARNINGS PER SHARE
==========================
EARNINGS:
Net income                        $2,800      $2,125      $5,176      $4,127

AVERAGE SHARES OUTSTANDING:
Weighted average Common
 Shares outstanding            5,754,541   5,174,951   5,750,750   5,171,895
Net effect of the assumed
 exercise of stock options
 based on the treasury
 stock method                    202,733     154,881     196,609     139,322
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  Total                        5,957,274   5,329,832   5,947,359   5,311,217
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    DILUTED EARNINGS PER SHARE     $0.47       $0.40       $0.87       $0.78
==============================================================================


* Adjusted for 3-for-2 stock split issued April 30, 1998, to shareholders of record as of April 13, 1998.